UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2007

CB RICHARD ELLIS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	333-127405	56-2466617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 South Flower Street, Suite 3100, Los Angeles, California 90071

(Address of principal executive offices)

(609) 683-4900 or (213) 683-4222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In connection with our acquisition of the Carolina Portfolio (as defined below) as described in Item 2.01, on August 30, 2007, we entered into a credit agreement with Bank of America, N.A. to provide us a $65 million term loan and a $10 million revolving line of credit (collectively, the “Credit Facility”). The term loan was fully drawn upon the closing of the Carolina Portfolio (as defined below). None of the revolving line of credit has been drawn. The Credit Facility has a term of one year and bears interest at a floating rate of LIBOR plus 1.25%, with a current rate of 6.915%. An upfront fee of $112,500 was paid to Bank of America, N.A. and a fee of 0.2% per annum is accrued on unfunded balances under the revolving line of credit. The Credit Facility is unsecured, but we are required to pay down the Credit Facility if any of the unencumbered properties in the Carolina Portfolio (as defined below) or Bolingbrook (as defined below) are financed or sold. A copy of the credit agreement is attached as exhibit 10.1 to this Current Report on Form 8-K and is herein incorporated by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On August 29, 2007, we acquired a fee interest in 530 W. North Frontage Road located in Bolingbrook, Illinois (“Bolingbrook”) from Bolingbrook Point Phase III, LLC (“Bolingbrook Seller”), an unrelated third-party. We acquired Bolingbrook for $17.88 million, exclusive of customary closing costs, which was funded using net proceeds from our initial public offering. Upon closing, we paid our investment advisor, CBRE Advisors LLC, an acquisition fee in the amount of $178,813. This acquisition fee is not included in the $17.88 million total acquisition cost of Bolingbrook.

Bolingbrook consists of a 185,045 square foot, multi-tenant warehouse distribution building completed in May 2006. The building is 100% leased to two tenants on long-term leases. Kraus Floors, LLC, a joint venture between Kraus Carpet Mills and The Tarkett Group, occupies 86,631 square feet and Compass Group USA, Inc., a managed foodservices company, occupies the remaining 98,414 square feet.

On August 30, 2007, we acquired a fee interest in a portfolio of 30 distribution and manufacturing industrial buildings located in North and South Carolina (the “Carolina Portfolio”) from affiliates of Johnson Development Associates, Inc. (“Carolina Seller”), unrelated third-parties. We acquired the Carolina Portfolios for $214.17 million, exclusive of customary closing coasts, which was funded using net proceeds from our initial public offering and debt proceeds of approximately $131.11 million. Upon closing, we paid our investment advisor, CBRE Advisors LLC, an acquisition fee in the amount of $2,141,657. This acquisition fee is not included in the $214.17 million total acquisition cost of the Carolina Portfolio.

The Carolina Portfolio consists of 30 distribution and manufacturing industrial buildings located in the markets of Greenville/Spartanburg, South Carolina; Charleston, South Carolina; Charlotte, North Carolina; and Winston-Salem, North Carolina. The Carolina Portfolio totals approximately 4.2 million square feet of industrial space and is currently 90% leased.

Four additional buildings and three vacant land parcels remain under contract to be purchased from the Carolina Seller.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As discussed in Item 1.01, we entered into the Credit Facility, the text of which is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements. To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K not later than 71 calendar days after the date that this Form 8-K must be filed.

(d) Exhibits.

10.1	Credit Agreement, dated August 30, 2007, by and among CBRE Operating Partnership, L.P. and CBRERT Carolina TRS, Inc., as borrowers, CB Richard Ellis Realty Trust, Bank of America, N.A. as Administrative Agent, and the other lenders thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB RICHARD ELLIS REALTY TRUST

September 5, 2007

	By:	/s/ Jack A. Cuneo
	Name:	Jack A. Cuneo
	Title:	Chief Executive Officer

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